Exhibit 99.1

June 17, 2015

Radius Announces Positive Top-Line Data From ACTIVExtend Trial Including Combined 25 Month Results

Investigational drug abaloparatide-SC shows continued clinical benefit across the 25-month period with significant reductions in vertebral, nonvertebral, clinical and major osteoporotic fractures.

In the first six months of ACTIVExtend, patients who previously completed 18 months of abaloparatide-SC administration experienced no new vertebral fractures.

Radius believes that the positive results from the ACTIVE and ACTIVExtend trials have met the primary and secondary endpoints essential for submission of the NDA and MAA in 2015.

Company to Host Webcast Tomorrow (Thursday, June 18, 2015) at 8:30 a.m. ET

WALTHAM, Mass., June 17, 2015 (GLOBE NEWSWIRE) — Radius Health, Inc. (Nasdaq:RDUS) reports top line data from the first six months of ACTIVExtend and the 25 month combined data from ACTIVE and ACTIVExtend. Additionally, Radius is reporting new data from an exploratory analysis of major osteoporotic fractures in the ACTIVE trial.

Radius previously reported positive results in December 2014 for the Phase 3 ACTIVE Trial - meeting the primary endpoint of new vertebral fracture reduction (-86%, p < 0.0001) and secondary endpoints of non-vertebral fracture reduction (-43%, p = 0.0489) and BMD increases at Spine (18M, 9.20% p < 0.0001), Femoral Neck (18M 2.90% p < 0.0001) and Total Hip (18M 3.44% p < 0.0001).

ACTIVExtend results show that the group previously treated with abaloparatide had no new vertebral fractures during the first six months on alendronate. From the start of the ACTIVE study, this group showed an 87% reduction in new vertebral fractures (p < 0.0001), 52% reduction in non-vertebral fractures (p = 0.0168), 48% reduction in clinical fractures (p = 0.0139), and a 58% reduction in major osteoporotic fractures (p = 0.0122) over the 25-month period. A recent exploratory analysis of the ACTIVE trial showed that, for major osteoporotic fractures, there was a 67% reduction in major osteoporotic fractures (p = 0.0014) for the abaloparatide treatment group versus placebo, and a 53% reduction in major osteoporotic fractures (p = 0.0437) for the abaloparatide treatment group as compared to teriparatide.

Over the 25-month period, patients in the abaloparatide-alendronate treatment group on average achieved a 12.8% increase in BMD at the lumbar spine, a 5.5% increase in BMD at total hip, and a 4.5% increase in BMD at the femoral neck. In this treatment group, 20.4% of patients achieved a 6% increase or greater in BMD at all three sites (i.e., lumbar spine, total hip, and femoral neck).

The adverse events reported during the alendronate treatment period were consistent with previous clinical experience.

	Prior Placebo	Prior Abaloparatide
Arthralgia	4.7%	4.3%
Dyspepsia	2.2%	2.7%
Upper respiratory infection	4.5%	2.5%
Urinary tract infection	1.0%	2.4%
Bone pain	1.2%	2.2%

“We are extremely pleased with the consistency of the positive results of both the ACTIVE and ACTIVExtend trials, which support the potential use of abaloparatide for the treatment of postmenopausal osteoporosis,” said Robert E. Ward, Radius President and Chief Executive Officer.  “We are excited about continuing our active dialogue with health authorities as we prepare our regulatory submissions.”

Osteoporosis is a major public health concern with substantial health and economic burden. The International Osteoporosis

Foundation estimates that over 200 million people worldwide suffer from osteoporosis causing more than 8.9 million fractures annually, or one every three seconds.  In the US alone, there are over 2 million fractures annually, and they are most prevalent at the hip, spine and wrist. The majority of osteoporosis patients remain undiagnosed and undertreated, and there is an unmet medical need for incident non-vertebral fractures which currently represent 73% of all fractures, and for which current therapies are considered inadequate.

There are two categories of osteoporosis medications: antiresorptive medications that slow bone loss and anabolic drugs that increase the rate of bone formation. Bisphosphonates, calcitonin, denosumab, estrogen and estrogen agonists/antagonists are antiresorptive medicines and slow bone loss. Teriparatide, a form of parathyroid hormone, is an anabolic drug, and currently the only osteoporosis medicine approved by the FDA that rebuilds bone. In 2014, global sales of osteoporosis therapies totaled $6.4 billion, $2.3 billion of which was for injectable drugs.

About ACTIVExtend

ACTIVExtend is an extension study to evaluate 24 months of standard-of-care osteoporosis management following completion of 18 months of abaloparatide-SC or placebo treatment in the Phase 3 ACTIVE trial.

About ACTIVE Results

On the primary endpoint of reduction of new vertebral fractures, abaloparatide-SC (n=690, fracture rate 0.58%) achieved a statistically significant 86% reduction as compared to the placebo-treated group (n=711, fracture rate 4.22%) (p < 0.0001). The open-label teriparatide injection treatment group (n=717, fracture rate 0.84%) showed a statistically significant 80% reduction of new vertebral fractures (excluding worsening) as compared to the placebo-treated group (p < 0.0001). For the secondary endpoint of non-vertebral fractures, abaloparatide-SC (n=824, Kaplan-Meier estimated, or KM, fracture rate 2.7%) achieved a statistically significant reduction compared to the placebo-treated group (n=821, KM fracture rate 4.7%), and the hazard ratio for abaloparatide vs. placebo was 0.57 (p=0.0489); the open label teriparatide injection treatment group (n=818, KM fracture rate 3.3%) had a hazard ratio of 0.72 (NS) compared to the placebo-treated group.

Abaloparatide-SC treated patients had a statistically significant reduction in major osteoporotic fractures versus both placebo and teriparatide, of 67% and 53% respectively, and a statistically significant reduction of 72% in wrist fractures versus teriparatide.

The results from the ACTIVE and ACTIVExtend trials, together with the entire data set from the abaloparatide development program, are subject to regulatory review. Health authorities are the final arbiter of comparative claims against an active comparator that is an approved drug product with approved labeling.

About Radius

Radius is a science-driven biopharmaceutical company developing new therapeutics for patients with advanced osteoporosis as well as other serious endocrine-mediated diseases. Radius’ lead development candidate is the investigational drug abaloparatide (BA058) for subcutaneous injection, which is completing Phase 3 development for the reduction of fracture risk in postmenopausal women with severe osteoporosis. The Radius clinical portfolio also includes an investigational abaloparatide transdermal patch for the treatment of osteoporosis and the investigational drug RAD1901 for the treatment of hormone driven, or hormone resistant, metastatic breast cancer.  www.radiuspharm.com

About the Investigational Drug Abaloparatide

Radius’ investigational drug abaloparatide is a synthetic peptide analog of human parathyroid hormone-related protein (hPTHrP), a naturally occurring bone-building hormone that we believe has the potential to increase bone mineral density by stimulating new bone formation. Abaloparatide-SC is an investigational drug currently completing Phase 3 development for potential use as a daily self-administered injection for the treatment of patients with postmenopausal osteoporosis at high risk of fracture. Radius also is developing the investigational drug abaloparatide-TD for potential use as a short wear-time transdermal patch designed to administer abaloparatide without the need for subcutaneous injection based on 3M’s patented Microstructured Transdermal System technology.

Conference Call Information:

Date: Thursday, June 18, 2015

Time: 8:30 a.m. ET

Domestic Dial-in Number: 1-877-705-6003

International Dial-in Number: 1-201-493-6725

Live webcast:  http://public.viavid.com/player/index.php?id=115018

A live audio webcast of the call also will be available on the Investors section of the Company’s website, www.radiuspharm.com. A webcast replay will be available for an additional 30 days on the Radius website, www.radiuspharm.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding expectations for abaloparatide, including without limitation, expectations regarding the clinical significance and regulatory review of data from our Phase 3 ACTIVE study and from our ACTIVExtend study, regulatory submissions seeking approval of abaloparatide-SC and the potential therapeutic benefits of abaloparatide-SC for patients.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our dependence on the success of abaloparatide-SC, and our inability to ensure that abaloparatide-SC will obtain regulatory approval in the timeframe anticipated or at all or be successfully commercialized; we have no product revenues; our need for additional funding, which may not be available; we are not currently profitable and may never become profitable; restrictions imposed on our business by our credit facility, and risks related to default on our obligations under our credit facility; risks related to raising additional capital; our limited operating history; quarterly fluctuation in our financial results; risks related to clinical trials, including having most of our products in early stage clinical trials and uncertainty that results will support our product candidate claims; the risk that adverse side effects will be identified during the development of our product candidates; product candidates for which we obtain marketing approval, if any, could be subject to restrictions or withdrawal from the market and we may be subject to penalties; failure to achieve market acceptance of our product candidates; risks related to the use of our limited resources on particular product candidates and not others; delays in enrollment of patients in our clinical trials, which could delay or prevent regulatory approvals; the dependence of our drug development program upon third-parties who are outside our control; the risk that a regulatory or government official will determine that third-parties with a financial interest in the outcome of the Phase 3 study of abaloparatide-SC affected the reliability of the data from the study; our reliance on third parties to formulate and manufacture our product candidates; failure to establish additional collaborations; our lack of experience selling, marketing and distributing products and our lack of internal capability to do so; failure to compete successfully against other drug companies; developments by competitors may render our products or technologies obsolete or non-competitive; risks related to the fact that our drugs may sell for inadequate prices or patients may be unable to obtain adequate reimbursement; effects of product liability lawsuits on commercialization of our products; failure to comply with obligations of our intellectual property licenses; failure to protect our intellectual property or failure to secure necessary intellectual property related to abaloparatide-SC, abaloparatide-TD, RAD-1901 and/or RAD-140; our or our licensors’ inability to obtain and maintain patent protection for technology and products; risks related to our compliance with patent application requirements; failure to protect the confidentiality of our trade secrets; risks related to our infringement of third parties’ rights; risks related to employees’ disclosure of former employers’ trade secrets; risks associated with intellectual property litigation, including expending substantial resources and distracting personnel from their normal responsibilities; risks associated with healthcare reform; our failure to comply with healthcare laws and regulations; our exposure to claims associated with the use of hazardous materials and chemicals; inability to successfully manage our growth; risks relating to business combinations and acquisitions; our reliance on key executive officers and advisors; our inability to hire additional qualified personnel; volatility in the price of our common stock; capital appreciation is the only source of gain for our common stock; risks related to increased costs and compliance initiatives associated with operating as a public company; our directors, executive officers and principal stockholders have substantial control over us and could delay or prevent a change in control; future sales of our common stock could depress the price of our common stock; inaccurate or unfavorable information about us could cause the price of our common stock to decline; provisions in our charter documents and Delaware law could discourage takeover attempts; and our ability to use our net operating loss carryforwards and certain other tax attributes may be limited. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on March 10, 2015, and our most recent quarterly and other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

CONTACT: Investor Relations

Barbara Ryan

Investor Relations

Radius Health, Inc.

203-274-2825

bryan@radiuspharm.com